Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Olympus Corporation:

We consent to the use of our report dated July 23, 2009, with respect to the combined statement of assets to be acquired and liabilities to be assumed of Diagnostic Systems Business, a division of Olympus Corporation, as of March 31, 2009, and the related audited combined statement of direct revenue and expenses for the year then ended, included in this Current Report on Form 8-K (No. 001-10109) of Beckman Coulter, Inc.

/s/ KPMG AZSA & Co
Tokyo, Japan
August 3, 2009